Exhibit 9

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the:

1.	Oldcastle Precast, Inc. Profit Sharing Retirement Plan (Registration No. 333-6040)

2.	CRH plc Share Option Scheme (Registration No. 333-8720)

3.	Allied Building Products Corp. Savings and Investment Plan (Registration No. 333-10430)

4.	Betco Block & Products, Inc. Profit Sharing Plan and Trust (Registration No. 333-13308)

5.	Oldcastle Glass, Inc. Qualified 401(k) Plan (Registration No. 333-13308)

6.	Oldcastle Architectural Products Group 401(k) and Profit Sharing Plan (Registration No. 333-13308)

7.	Oldcastle Architectural, Inc. Union Employees 401(k) Plan, Pike Industries, Inc.

8.	Profit Sharing and Deferred Income Plan, Oldcastle Southwest 401(k) Retirement Plan, Hallett Construction Company
401(k) Retirement Plan, Pennsy Supply, Inc. 401(k) and Profit Sharing Plan, CPM Development Corporation Profit Sharing Retirement Plan (Registration No. 333-103656); and

9.	CRH plc Share Option Scheme (Registration No. 333-90808),

of CRH plc of our report, dated May 26, 2006, with respect to the consolidated financial statements and schedule of CRH plc included in the Annual Report on Form 20-F of CRH plc for the year ended December 31, 2005.

Ernst & Young

Dublin, Ireland

May 26, 2006